FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES SUCCESSFUL COMPLETION OF MERGER WITH BLACK RAVEN ENERGY AND EXPANSION OF CREDIT FACILITY TO $100 MILLION

San Antonio, Texas and Denver, Colorado (October 1, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has successfully completed its previously announced merger with Black Raven Energy, Inc. (“Black Raven”), which is now a wholly-owned subsidiary of the Company.

EnerJex also annouced today that its senior secured revolving line of credit with Texas Capital Bank, N.A. (“TCB”) has been expanded from $50 million to $100 million. Pursuant to the terms of the expanded credit facility, the Company’s borrowing base increased by nearly 100% to $38 million and its current interest rate decreased to 3.30%. EnerJex has approximately $8 million of immediate liquidity which will allow the Company to aggressively develop its assets beginning immediately.

As a result of the merger, EnerJex now owns oil and gas leases covering more than 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas. Gross production from the Company’s five distinct projects, which include both conventional and unconventional resource plays, currently totals approximately 750 barrels of oil equivalent (“BOE”) per day. Within these projects, EnerJex has identified more than 500 low-risk drilling opportunities and has exposure to more than 10 million BOE of reserves, including proved, probable, and possible categories.

In addition to EnerJex’s active projects, the majority of its acreage is now located on trend with emerging unconventional oil resource plays in the Denver-Julesburg (“DJ”) Basin of Eastern Colorado and Western Nebraska that are reportedly being pursued by a number of competitors including Southwestern Energy (NYSE: SWN), Devon Energy (NYSE: DVN), Apache Corp (NYSE: APA), Wiepking-Fullerton Energy, Cascade Petroleum, Nighthawk Energy (LSE: HAWK), Synergy Resources (NYSE MKT: SYRG), Vecta Oil & Gas, Omimex Petroleum, and Recovery Energy (NDAQ: RECV).

Multiple wells have recently been permitted, drilled, and tested in these plays targeting unconventional oil production from Paleozoic (Permian and Pennsylvanian) carbonates and shales. Primary oil targets being pursued include the Marmaton, Cherokee, Atoka, Morrow, Virgil, and Admire formations. Unconventional oil production is also being targeted in the Cretaceous Greenhorn formation. These plays are in the early stages of exploration and there can be no certainty that they will prove to be successful or that the Company will be able to establish commercial oil production from them on its existing acreage.

EnerJex recently entered into a number of fixed price swaps to hedge a significant amount of additional oil volumes through 2015. A detailed summary of its existing hedge portfolio is provided below.

Year	Monthly Volume (Bbl)	Average Price ($/Bbl)
2013	10,750	$88.4
2014	10,720	$88.5
2015	9,800	$85.9

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am thrilled to announce the completion of this merger and the expansion of EnerJex’s credit facility with TCB. I extend gratitude to everyone at EnerJex and Black Raven for their hard work and dedication, and I thank TCB for being a great partner. I have never been more excited about EnerJex’s future. The Company is currently running multiple rigs and I look forward to updating investors on our progress.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an exploration and production company focused on the acquisition, development, exploration, and production of oil and natural gas from properties located in the mid-continent region of the United States. EnerJex’s headquarters are located in San Antonio, Texas and additional information is available on the company’s website at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

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